Exhibit 10.17

COMPLETION GUARANTY

THIS COMPLETION GUARANTY (this “Completion Guaranty”) is made as of the 22nd day of December, 2017, by TRINITY PLACE HOLDINGS INC., a Delaware corporation (“Guarantor”) to NEW YORK CITY SCHOOL CONSTRUCTION AUTHORITY, a public benefit corporation of the State of New York, having its principal office at 30-30 Thompson Avenue, Long Island City, New York 11101 (“SCA”).

WITNESSETH:

WHEREAS, TPHGREENWICH OWNER LLC (“Developer”) intends to construct a building, the name of which has not yet been determined (the “Building”), on the site comprised of lots 11 and 13 on New York County Tax Block 19 (the “Land”); and

WHEREAS, Developer intends to establish a plan of condominium ownership for the Land and the Building; and

WHEREAS, SCA and Developer have entered into that certain School Design, Construction, Funding and Purchase Agreement (“Agreement”) dated December 22, 2017, pursuant to which, inter alia, (i) Developer will perform the School Base Building Work (as such term is defined in the Agreement), (ii) SCA will provide certain funding for the School Base Building Work and will perform the School Fit-Out Work, and (iii) upon Substantial Completion (as defined in the Agreement) of the School Unit, SCA will purchase the School Unit from Developer; and

WHEREAS, as an inducement for SCA to enter into the Agreement, SCA has requested that Guarantor execute and deliver this Completion Guaranty.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and SCA hereby covenant and agree as follows:

1.          Construction of the Premises.

(a)          If Developer defaults in the construction of the School Base Building Work or any approved Change Order (each as defined in the Agreement) in accordance with the applicable construction requirements of the Agreement, in each such case beyond any applicable notice, grace and/or cure periods as set forth in the Agreement, then upon written demand of SCA (the “Demand Notice”) and subject to the terms of Section 15 hereof, Guarantor shall (without duplication):

(i)             subject to Force Majeure and SCA Delay (both as defined in the Agreement) but otherwise in accordance with the obligations of Developer under the Agreement, (x) commence or recommence and diligently pursue, as applicable, the School Base Building Work, such Change Orders, or any Punch List Items (as defined in the Agreement) relating thereto, as the case may be, until the same are completed in accordance with the applicable provisions of the Agreement or (y) cause the School Base Building Work, such Change Orders, or the Punch List Items relating thereto, as the case may be, to be so commenced or recommenced, as applicable, and to be diligently pursued until same are completed in accordance with the applicable provisions of the Agreement, and, to the extent of Developer’s obligations therefor under the Agreement, obtain a PCO for the Building (the “Guaranteed Work”); and/or

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(ii)            fully and punctually pay and discharge any and all unpaid Public School Project Costs as the same become due and payable but only to the extent, and in the amount by which, such Public School Project Costs exceed the Public School Project Costs Not-to-Exceed Amount, as and to the extent Developer is obligated to pay for the same pursuant to the Agreement (collectively, the “Guaranteed Construction Costs”), which Guaranteed Construction Costs shall be reduced by the sum of (X) the cost of any Change Order for which SCA is responsible pursuant to the Agreement, (Y) any costs related to SCA Delays that SCA is responsible for pursuant to the Agreement, and (Z) any costs otherwise incurred in respect of Public School Project Costs as a result of a breach by SCA of the Agreement; and/or

(iii)           in the event that SCA terminates the Agreement, the Master Lease, and the Sublease pursuant to the final sentence of Section 12.04(a) of the Agreement, reimburse SCA for all Public School Project Costs paid by SCA to Developer and not reimbursed by Developer.

The obligations set forth in Section 1(a) are referred to as the “Guaranteed Obligations.” Notwithstanding anything to the contrary contained herein, in no event shall the “Guaranteed Obligations” include any obligations (for payment, performance or otherwise) in respect of (1) any SCA Pre- and Post-Turnover Work, or (2) any changes to the School Base Building Work which are not made by Developer and which are made after Developer’s construction lender exercises any remedies under its construction loan, which remedies result in Developer no longer controlling the Project.

(b)          If Guarantor elects to commence or recommence, as applicable, and diligently pursue the Guaranteed Work pursuant to clause (x) or (y) in Section 1(a)(i) above, then:

(i)           Guarantor shall provide written notice of such election to SCA not later than the twentieth (20th) day following receipt of such Demand Notice from SCA;

(ii)          subject to Force Majeure and SCA Delay, Guarantor shall, within forty-five (45) days after receipt of such Demand Notice, commence or recommence, as applicable, the Guaranteed Work (or cause same), and thereafter shall diligently pursue such Guaranteed Work (or cause same to be pursued) until same has been completed in accordance with the Agreement;

(iii)         so long as Guarantor is not in default of its obligations under this Completion Guaranty beyond any applicable grace or cure period, SCA shall not exercise any of its rights or remedies under the Agreement or this Completion Guaranty;

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(iv)         Guarantor shall be entitled to receive, and SCA shall pay to Guarantor, any Public School Project Cost payable by SCA in accordance with the Agreement and/or any documents executed in connection therewith, including, without limitation, all Public School Project Costs up to the Public School Project Costs Not-to-Exceed Amount, Change Order costs for which SCA is responsible and costs related to SCA Delay, all in accordance with the provisions of the Agreement, in the same manner as though Guarantor were Developer thereunder and assuming for purposes hereof and thereof that Guarantor shall have the same rights and obligations as Developer thereunder; and

(v)           in the event that Guarantor engages any contractors with respect to the Guaranteed Work, other than the contractors engaged by Developer pursuant to the terms of the Agreement, such contractors shall be subject to the prior approval of SCA, such approval not to be unreasonably withheld, conditioned or delayed and the engagement of such contractor shall be subject to the terms and conditions of the Agreement.

2.          Guarantee Absolute.

(a)          Subject to the terms of Section 15 hereof, Guarantor guarantees the Guaranteed Obligations, regardless of any law, statute or regulation now or hereafter in effect in any jurisdiction affecting or purporting to affect in any manner any of the terms of the Guaranteed Obligations or the rights or remedies of SCA with respect thereto. This is not a guaranty of payment of any monetary indebtedness of Developer to SCA evidenced by a note or other similar instrument.

(b)          Except as otherwise provided in Section 15 hereof, the liability of Guarantor under this Completion Guaranty shall be absolute and unconditional, and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following:

(i)           any other completion guaranty now or hereafter executed by Guarantor or any other guarantor or the release of any other guarantor from liability for the payment, performance or observance of any of the Guaranteed Obligations on the part of Guarantor to be paid, performed or observed, as applicable, whether by operation of law or otherwise; or

(ii)          any lack of genuineness, regularity, validity, legality or enforceability, or the voidableness of the Agreement or any other agreement or instrument relating thereto as against Developer and its obligations thereunder;

(iii)         any dealings or transactions between SCA and Developer, whether or not Guarantor shall be a party to or cognizant of the same;

(iv)         any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, trusteeship, or dissolution of or affecting Developer;

(v)          any rights, powers or privileges Developer may now or hereafter have against any person, entity or collateral in respect of the Guaranteed Obligations;

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(vi)         any notice of the creation, renewal or extension of the Guaranteed Obligations and notice of or proof of reliance by SCA upon this Completion Guaranty.

3.          Representations and Warranties. Guarantor represents and warrants the following as of the date hereof:

(a)          Guarantor is a duly organized, validly existing [corporation] in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute and deliver this Completion Guaranty and to perform fully and completely all of its obligations hereunder.

(b)          The execution, delivery and performance of this Completion Guaranty by Guarantor has been duly authorized by all necessary corporate action and will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on Guarantor, or any provision of the code of regulations of Guarantor, or of any contract, undertaking or agreement to which Guarantor is a party or which is binding upon Guarantor or any of its property or assets, and will not result in the imposition or creation of any lien, charge or encumbrance on, or security interest in, any of its property or assets pursuant to the provisions of any of the foregoing.

(c)          This Completion Guaranty has been duly executed and delivered by a duly authorized signatory of the Guarantor and constitutes a legal, valid, and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and doctrines of equity affecting the availability of specific enforcement as a remedy.

(d)          All necessary resolutions, consents, approvals and authorizations of any person or entity required in connection with the execution and delivery of this Completion Guaranty have been duly obtained and are in full force and effect.

4.          Waivers. Guarantor expressly waives only the following:

(a)          notice of acceptance of this Completion Guaranty;

(b)          promptness, diligence, and presentment of any of the Guaranteed Obligations;

(c)          except as may be expressly set forth in this Completion Guaranty, protest, notice of protest, dishonor, notice of dishonor, notice of default and any other notice with respect to any of the Guaranteed Obligations and/or this Completion Guaranty;

(d)          except for the notices required under this Completion Guaranty, any demand for payment under this Completion Guaranty;

(e)          the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification and suretyship, except the defenses of prior payment or performance, or cure, bonding over or other contest in accordance with the applicable provisions of the Agreement, by Guarantor of the Guaranteed Obligations that Guarantor is called upon to pay or perform under this Completion Guaranty;

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(f)           the right to interpose any set-off or counterclaim (other than compulsory counterclaims and the defense of payment or performance in full) of any nature or description in any action or proceeding brought by or on behalf of SCA arising hereunder or with respect to this Completion Guaranty; provided, however, such limitation shall not prohibit Guarantor from bringing a separate action for any such set-off or counterclaim; and

(g)          any right or claim of right to cause a marshaling of the assets of Developer.

5.          Bankruptcy. Notwithstanding anything to the contrary herein, Guarantor’s liability shall extend to all amounts or other obligations that constitute part of the Guaranteed Obligations that would be owed by, or required to be performed by, Developer under the Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Developer. Without limiting the foregoing, neither Guarantor’s obligation to make payment or otherwise perform in accordance with this Completion Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner by any impairment, modification, change, release, limitation or stay of the liability of Developer or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the U.S. bankruptcy code or other statute or from the decision of any court interpreting any of the same.

6.          Currency of Payments. Any and all amounts required to be paid by Guarantor hereunder shall be paid in lawful money of the United States of America in immediately available funds to SCA.

7.          Amendment in Writing. This Completion Guaranty represents the entire agreement between Guarantor and SCA with respect to the matters set forth herein. No amendment or waiver of any provision of this Completion Guaranty or consent to any departure by Guarantor therefrom shall in any event be effective unless the same is in writing and signed by Guarantor and SCA, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.          Remedies. The obligations of Guarantor under this Completion Guaranty are independent of Developer’s obligations under the Agreement, and a separate action or actions may be brought and prosecuted against or by the Guarantor to enforce this Completion Guaranty, irrespective of whether any action is brought against or by Developer or whether Developer is joined in any such action or actions. Any one or more successive and/or concurrent actions may be brought hereon against Guarantor either in the same action, if any, brought against Developer or in separate actions, as often as SCA, in its sole discretion, may deem advisable.

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9.          Certified Statement. Guarantor and SCA each agrees that it will, at any time and from time to time within ten (10) days following request by the other party hereto, execute and deliver to such other party a statement certifying that this Completion Guaranty is unmodified and in full force and effect (or if modified, that the same is in full force and effect as modified and stating such modifications) and such other matters as such other party may reasonably request.

10.         Notices. Whenever it is provided in this Completion Guaranty that a notice, demand, request, consent, approval or other communication shall or may be given to or served upon either of the parties (or their respective successors or assigns) by the other, and whenever either of the parties shall desire to give or serve upon the other any notice, demand, request, consent, approval or other communication with respect hereto or to the subject matter hereof, each such notice, demand, request, consent, approval or other communication shall be in writing and shall be sent by national overnight delivery service or personal delivery, addressed as follows:

If to SCA:	New York City School Construction Authority 30-30 Thompson Avenue Long Island City, New York 11101 Attn: Ross J. Holden, Executive Vice President & General Counsel

with a copy simultaneously to:

Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attn: Paul M. Shapses, Esq. and Doug Heller, Esq.
If to Guarantor:	c/o Trinity Place Holdings Inc. 340 Madison Avenue, Suite 3C New York, NY 10173 Attn: Matthew Messinger
with a copy simultaneously to: c/o Trinity Place Holdings Inc. 340 Madison Avenue, Suite 3C New York, NY 10173 Attn: Miriam Harris
and a copy simultaneously to: Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attn: James P. Godman, Esq.

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Any notice sent by national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated the receipt of the national overnight delivery service or personal delivery service. Any notice may be given either by a party or by such party’s attorney. Guarantor or SCA may designate, upon not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 10 additional or substituted parties to whom notices should be sent hereunder.

11.         Termination of Guaranty; Successors and Assigns.

(a)          Guarantor’s liability for any or all of the Guaranteed Obligations under this Completion Guaranty shall automatically terminate upon the earlier to occur of (i) the conveyance of the School Unit to SCA; (ii) the date the Guaranteed Obligations are completed or satisfied in accordance with the applicable provisions of the Agreement; (iii) the default beyond any applicable notice and/or cure periods by SCA of its obligations under the Agreement; or (iv) the termination of the Agreement pursuant to the provisions thereof, except to the extent such termination is caused by a default by Developer for which the Agreement provides for termination, in accordance with Section 9.01 of the Agreement. Notwithstanding any such automatic termination, SCA shall confirm such termination in writing to Guarantor within fifteen (15) days after written demand therefor, but no failure by SCA to confirm such termination shall be deemed to negate any such termination.

(b)          This Completion Guaranty shall be binding upon Guarantor and its successors and permitted assigns, and shall inure to the benefit of and be enforceable by SCA and its successors and permitted assigns. Wherever in this Completion Guaranty reference is made to Guarantor or SCA, the same shall be deemed to refer also to the then successor or permitted assign of Guarantor or SCA. Effective upon an assignment pursuant to Section 11(c)(ii) below, the successor “Guarantor” shall be deemed the “Guarantor” hereunder for all intents and purposes and the predecessor “Guarantor” shall be relieved of any and all liability under this Completion Guaranty accruing after the date of such assignment.

(c)          Notwithstanding anything herein to the contrary, at any time prior to the date the School Base Building Work is completed:

(i)           SCA shall not have the right to assign this Completion Guaranty without the prior written consent of Guarantor, and any purported assignment in violation of the foregoing clause shall be null and void as against Guarantor, except, however, that SCA may assign this Completion Guaranty to any assignee of the Agreement permitted in accordance with Section 15.07(b) thereof: (A) with the consent of Guarantor, if Guarantor’s prior written consent is required to be obtained in accordance with Section 15.07(b) of the Agreement, and (B) without the consent of Guarantor, if Guarantor’s consent to the assignment of the Agreement is not required under Section 15.07 (b) of the Agreement, so long as (1) prior to or simultaneously with such assignment, such assignee shall assume in writing the obligations of SCA hereunder, and (2) SCA shall have assigned, and such assignee shall have assumed, the Agreement; and

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(ii)          Guarantor shall not have the right to assign this Completion Guaranty without the prior written consent of SCA, which consent shall not be unreasonably withheld or delayed, and any purported assignment in violation of the foregoing clause shall be null and void as against SCA, except, however, Guarantor shall be permitted to assign this Completion Guaranty without the consent of SCA, but upon ten (10) Business Days’ prior written notice, to (A) any corporation or other entity into or with which Guarantor is merged, consolidated or reorganized, (B) any entity to which substantially all of Guarantor’s assets are sold or transferred, or (C) any entity in connection with the sale, transfer or exchange of stock of Guarantor.

12.         Governing Law/Consent to Jurisdiction. This Completion Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within said state, without regard to principles of conflicts of law. Guarantor and SCA irrevocably and unconditionally agree that any dispute arising out of this Completion Guaranty shall be resolved by binding arbitration in accordance with the procedures set forth in Article VII of the Agreement, as supplemented by Section 15.10 of the Agreement.

13.       Severability. If any term, covenant, condition or provision of this Completion Guaranty or the application thereof to any circumstance or to Guarantor is invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Completion Guaranty or the application thereof to any circumstances or to Guarantor other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Completion Guaranty shall be valid and shall be enforceable to the fullest extent permitted by law.

14.         Headings. The headings used in this Completion Guaranty are for convenience only and are not to be considered in connection with the interpretation or construction of this Completion Guaranty.

15.       Conditions to Guarantor’s Obligations. Notwithstanding anything in this Completion Guaranty to the contrary, Guarantor’s payment for and/or performance of the Guaranteed Work and/or the Guaranteed Obligations pursuant to the terms of this Completion Guaranty shall be subject to the satisfaction of each of the following conditions precedent: (a) SCA shall not be in material default beyond any applicable notice and/or cure periods in the payment or performance of its obligations pursuant to the provisions under this Completion Guaranty, the Agreement or any documents executed in connection therewith, including specifically, without limitation, the full payment by SCA to Developer or Guarantor of the Public School Project Costs then due (up to the amount of the Public School Project Cost Not-to-Exceed Amount) on or before the Requisition Payment Due Date and any other costs and/or reimbursements payable by SCA pursuant to the Agreement or any document executed in connection therewith on or before the Requisition Payment Due Date or any other applicable due date, including without limitation, costs on account of Change Orders that SCA is responsible for pursuant to Section 5.04 of the Agreement and costs on account of SCA Delay(s) for which SCA is responsible pursuant to the Agreement; (b) with respect to Change Orders for which Evidence of Sufficient Funds is required under the Agreement, timely delivery by SCA of such required Evidence of Sufficient Funds only in the event that the CP does not cover such amounts; and/or (c) Developer’s construction lender is funding its construction loan (except that the condition precedent contained in this subclause (c) shall not apply in respect of Developer’s payment obligation expressly set forth in Section 1(a)(iii) above, such that within thirty (30) days after demand by SCA when any sums become due and payable under Section 1(a)(iii) above (i.e. SCA terminates the Agreement, the Master Lease, and the Sublease pursuant to the final sentence of Section 12.04(a) of the Agreement and Guarantor, subject to the limitations expressly set forth in this Guaranty, becomes obligated to reimburse SCA for all Public School Project Costs paid by SCA to Developer and not reimbursed by Developer), Guarantor shall pay such sums to SCA so long as all other conditions to Guarantor’s obligation to pay such sums have been satisfied). In the event that the CP needs to be amended pursuant to this Section 15, SCA shall provide an amended CP.

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16.       Counterparts. This Completion Guaranty may be executed in several counterparts, each of which shall, collectively and separately, constitute one agreement.

17.         Capitalized Terms. Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Agreement.

[The signature page follows.]

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IN WITNESS WHEREOF, Guarantor and SCA have executed and delivered this Completion Guaranty as of the date first above written.

GUARANTOR:

TRINITY PLACE HOLDINGS INC.,
a Delaware corporation

By:	/s/ Steven Kahn
Name:	Steven Kahn
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

NEW YORK CITY SCHOOL CONSTRUCTION AUTHORITY

By:	/s/ Ross Holden
Name:	Ross Holden
Title:	Executive Vice President & General Counsel

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